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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                 OF KYPHON INC.

                             A Delaware Corporation

     Kyphon Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of this corporation is Kyphon Inc. The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on January 10, 1994.

     B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated as follows:

                                      I.

     The name of this corporation is Kyphon Inc. (the "corporation")

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 32 Lockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                     III.

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                      IV.

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 65,438,116 shares. 40,000,000 shares shall be Common Stock with a par value of $0.001 per share. 25,438,116 shares shall be Preferred Stock with a par value of $0.001 per share. 3,065,000 shares of Preferred Stock are hereby designated "Series A Preferred Stock," 3,466,872 shares of Preferred Stock are hereby designated "Series B Preferred Stock," 4,772,654 shares of Preferred Stock are hereby designated "Series C Preferred Stock," 6,633,590 shares of Preferred Stock are hereby designated "Series D Preferred Stock," and 7,500,000 shares of Preferred Stock are hereby designated "Series E Preferred Stock."
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                                      V.

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

     1.  Dividend Provisions.  The holders of shares of Preferred Stock shall be
         -------------------
entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of (i) $0.028 per share of Series A Preferred Stock,
(ii) $0.028 per share of Series B Preferred Stock, (iii) $0.042 per share of Series C Preferred Stock, (iv) $0.105 per share of Series D Preferred Stock and
(v) $0.247 per share of Series E Preferred Stock per annum or, if greater (as determined on a per annum basis and on an as converted basis for each Series of Preferred Stock), an amount equal to that paid on the Common Stock. Such dividends shall be payable, in cash, when, as and if declared by the Board of Directors, and shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period. All dividends declared upon the Preferred Stock shall be declared pro rata per share.

     2.  Liquidation Preference.
         ----------------------

          (a)  Preference.  In the event of any liquidation, dissolution or
               ----------
winding up of this corporation, either voluntary or involuntary, the holders of Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock and Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to $0.35, $0.525, $1.31 and $3.09 for each outstanding share of Series B, Series C, Series D and Series E Preferred Stock, respectively, plus an amount, in cash, equal to any declared but unpaid dividends on such share up to the date fixed for distribution. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B, Series C, Series D and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably (based upon amounts owed in full satisfaction of the liquidation preference) among the holders of the Series B, Series C, Series D and Series E Preferred Stock.

          After the payment of the preferential amount to the Series B, Series C, Series D and Series E Preferred Stock, the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.35 for each outstanding share of Series A Preferred Stock plus an amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution to the Series A Preferred Stock shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the aggregate Series A liquidation preference.

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     After the distributions to the holders of Preferred Stock have been made, the remaining assets of the corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock.

          (b)  Mergers.  A merger, reorganization, or sale of all or
               -------
substantially all of the assets of this corporation in which the stockholders of this corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2; provided that the holders of Preferred Stock and Common Stock shall be paid in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the consideration received in the transaction); and provided further that the Series A Preferred Stock shall not be entitled to its liquidation preference described in Section 2(a) but instead will be treated as if previously converted into Common Stock. Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon merger, reorganization or sale of substantially all the assets of the corporation shall be valued as follows:

               (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 15-day period ending three (3) business days prior to the closing;

               (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 15-day period ending three (3) business days prior to the closing; and

               (iii) if there is no active public market, the value shall be the fair market value thereof as mutually determined by the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, voting as a single class, provided that if the corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

     3.  Conversion.  The holders of the Preferred Stock shall have
         ----------
conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Preferred Stock shall be
               ----------------
convertible into share(s) of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for the Series A, Series B, Series C, Series D and Series E Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock shall be $0.35, and the Conversion Value per share of the Series A Preferred Stock shall be $0.35. The initial Conversion Price per share of Series B Preferred Stock shall be $0.35, and the Conversion Value per share of the Series B Preferred Stock shall be $0.35. The initial Conversion Price per share of Series C

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Preferred Stock shall be $0.525, and the Conversion Value per share of the
Series C Preferred Stock shall be $0.525. The initial Conversion Price per share of Series D Preferred Stock shall be $1.31, and the Conversion Value per share of the Series D Preferred Stock shall be $1.31. The initial Conversion Price per share of Series E Preferred Stock shall be $3.09, and the Conversion Value per share of the Series E Preferred Stock shall be $3.09. The Conversion Prices of each series of Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series A, Series B, Series C, Series D or Series E Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

          (b)  Automatic Conversion of Series A Preferred Stock. Once less than
               ------------------------------------------------
500,000 shares of Series B, Series C, Series D or Series E Preferred Stock are outstanding each share of Series A Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at its then effective conversion rate.

          (c)  Automatic Conversion.  Each share of Preferred Stock shall
               --------------------
automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which (a) the public offering price equals or exceeds $6.18 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and (b) the aggregate proceeds raised equals or exceeds $15,000,000.

          (d)  Mechanics of Conversion.  Before any holder of Preferred Stock
               -----------------------
shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) or
(c) hereof). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 3(b) or (c) hereof such conversion shall be deemed to have been made immediately prior to the conversion of Series A Preferred Stock or the closing of the offering referred to in Sections 3(b) and 3(c), respectively), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (e)  Fractional Shares.  In lieu of any fractional shares to which the
               -----------------
holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Preferred Stock as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder to be converted at such time into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (f)  Adjustment of Conversion Price.  The Conversion Prices of
               ------------------------------
Preferred Stock shall be subject to adjustment from time to time as follows:

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               (i)   With regard to Preferred Stock (other than Series A
Preferred Stock), if the corporation shall issue any Common Stock other than "Excluded Stock," as defined below, for a consideration per share less than the Conversion Price of a series of the Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding Stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by
Section 3(e)(iii), (iv), (v) and (vi)), the Conversion Price of such series in effect immediately after each such issuance shall forthwith (except as provided in this Section 3(f)) be adjusted to a price equal to the quotient obtained by dividing:

                     (A)  an amount equal to the sum of

                          (x) the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price of such series in effect immediately prior to such issuance, plus

                          (y) the consideration received by the corporation upon
such issuance, by

                     (B) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause
(i) and to clause (ii) below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such issuance).

                     For purposes of any adjustment of the Conversion Price pursuant to this clause (i), the following provisions shall be applicable:

                          (1)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                          (2)  In the case of the issuance of Common Stock for a
consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such
                      --------  -------
determination, the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                          (3)  In the case of the issuance of (i) options to
purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

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                               (A)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                               (B)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                               (C)  on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                               (D)  on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

               (ii)  "Excluded Stock" shall mean:

                     (A) all shares of Common Stock issued and outstanding on the date this document is filed with the Delaware Secretary of State and all shares issuable upon exercise of

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options or warrants outstanding on the date this document is filed with the
Delaware Secretary of State;

                     (B) all shares of Series A, Series B, Series C, Series D or Series E Preferred Stock issued prior to or as a result of the filing of this Certificate with the Delaware Secretary of State and the Common Stock into which such shares of Preferred Stock are convertible; and

                     (C) all shares of Common Stock, warrants or options to purchase Common Stock or other securities issued to officers, directors, consultants or employees of the corporation pursuant to any plan or arrangement approved by the board of directors of the corporation.

                     All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 3(f)(i) above.

               (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

               (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Prices of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (v) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such series of Preferred Stock is convertible.

               (vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the

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continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (vii) All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (viii) For the purpose of any computation pursuant to this
Section 3(f), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such
             --------  -------
manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the corporation, but if challenged by the holders of more than 50% of the outstanding shares of Preferred Stock, as a single class, then as determined by an independent appraiser selected by the board of directors of the corporation, the cost of such appraisal to be borne by the challenging parties.

          (g)  Minimal Adjustments.  No adjustment in the Conversion Price need
               -------------------
be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (h)  No Impairment.  Without the consent of the majority of the
               -------------
outstanding shares of Preferred Stock, the corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (i)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Rate pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder's shares of Preferred Stock.

          (j)  Notices of Record Date.  In the event of any taking by the
               ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

          (k)  Reservation of Stock Issuable Upon Conversion.  The corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (l)  Notices.  Any notice required by the provisions of this Section 3
               -------
to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

          (m)  Reissuance of Converted Shares.  No shares of Preferred Stock
               ------------------------------
which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

     4.  Redemption of Preferred Stock.
         -----------------------------

          (a) For so long as any shares of Preferred Stock remain outstanding, each holder of Preferred Stock may, at the election of a majority of Preferred Stock, voting as a single class, on each of December 31, 2004, December 31, 2005 and December 31, 2006, or such later dates as such holders of Preferred Stock determine (each a "Redemption Date"), require the corporation to redeem, on each of the first, second and third Redemption Dates, a number of shares of Preferred Stock equal to one third, two-thirds and all, respectively of the number of shares of the Preferred Stock held by such holder. The price per share payable upon redemption of the Preferred Stock shall be equal to the Conversion Value of each series of Preferred Stock subject to redemption (the "Redemption Price").

          (b) If the funds of the Corporation legally available for redemption of shares of the Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of the Preferred Stock requested to be redeemed on such date, the corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably (based upon the aggregate Redemption Price) among the holders of such shares that are required to be redeemed on such Redemption Date. The shares of the Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of the Preferred Stock, such funds will immediately be used to redeem the balance of, or if not sufficient to redeem the full balance, ratably (based upon the aggregate Redemption Price) among the shares that are required to be redeemed on such Redemption Date, the shares which the corporation has become obligated to redeem on the relevant Redemption Date but which it has not redeemed.

          (c) On or after a Redemption Date each holder of shares of Preferred Stock being redeemed shall surrender such holder's certificates representing the shares to be redeemed and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. From and after such Redemption Date, unless there shall have been a default in payment of such Redemption Price or the corporation is unable to pay such Redemption Price due to not having sufficient legally available funds (in which case such shares of Preferred Stock shall, as provided in Section 4(b) above, remain outstanding and be entitled to all the rights and preferences provided herein), all rights of the holders (except the right to receive the appropriate Redemption Price (calculated in the manner described in Section 4(a) above) with respect to such shares through the Redemption Date upon surrender of their certificates), shall cease and terminate with respect to such shares. If less than all of the shares represented by such certificate are redeemed, then the corporation shall issue a new certificate representing the unredeemed shares.

     5.  Voting Rights.
         -------------

          (a)  General.  There shall be no cumulative voting. The holders of the
               -------
Common Stock are entitled to one vote for each share held at all meetings of stockholders. The holder of each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which each share of such series of Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon all other matters submitted to a vote of stockholders, except those matters required pursuant to Section 6 or by law to be submitted to a class or series vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b)  Board of Directors.  Notwithstanding the foregoing, the holders
               ------------------
of the Series B, Series C, Series D and Series E Preferred Stock, voting together as a single class, shall be entitled to elect three directors of the corporation, the holders of the Common Stock and Series A Preferred Stock, voting together as a single class, shall be entitled to elect two directors, and the holders of Common Stock and Series A, Series B, Series C, Series D and Series E Preferred Stock voting together as a single class, shall be entitled to elect all remaining directors. Notwithstanding any Bylaw provision to the contrary, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of the Delaware General Corporation Law.

     6.  Protective Provisions.  When a series of Preferred Stock is adversely
         ---------------------
affected by an amendment to this Certificate in a different manner than other shares of Preferred Stock, approval of the holders of at least a two-thirds of the then outstanding shares of the adversely affected series of Preferred Stock shall be required. In addition to any other class vote that may be required by law, so long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Preferred Stock:

          (a) sell, convey or otherwise dispose of all or substantially all of its property or business, or merge into or effect a reorganization with any other corporation (other than a wholly owned subsidiary corporation) in which the stockholders of this corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, or authorize or effect the acquisition by the corporation of another corporation by means of a purchase of all or substantially all of the capital stock or assets of such corporation, or authorize or effect a liquidation, winding up, dissolution or adoption of any plan for the same.

          (b) change the rights, preferences, privileges or restrictions of the Preferred Stock, including the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series B, Series C, Series D or Series E Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the corporation;

          (c) increase or decrease the aggregate number of authorized shares of Preferred Stock, other than as provided in Section 161 of the Delaware General Corporation Law;

          (d) create a new class or series of shares having rights, preferences or privileges or increase the number of authorized shares of any class or shares having rights, preferences or privileges prior to any outstanding class or series;

          (e) increase the authorized number of directors of the corporation to a number greater than nine;

          (f) engage in transactions with affiliates without the affirmative vote of a majority of disinterested directors;

          (g) amend or repeal any provision of the corporation's Certificate of Incorporation; or

          (h) authorize or effect the payment of dividends or the redemption or repurchase of any capital stock of the corporation or rights to acquire capital stock of the corporation (other than the repurchase of stock from employees of the corporation or its subsidiaries pursuant to repurchase rights under vesting provisions related to the length of period of employment of such employees at purchase prices initially paid by such employees for shares).

     7.  Common Stock. The voting, dividend and liquidation rights of the
         ------------
holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

     8.  Miscellaneous Provisions.
         ------------------------

          (a)  The corporation is to have perpetual existence.

          (b) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

          (c) The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

          (d) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

          (e) Advance notice of new business and stockholder nomination for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

          (f) The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      VI.

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

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                                      -12-

     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its duly authorized representative, Richard D. Murdock, its President, this 13th day of December, 1999.

                                    KYPHON INC.

                                    /s/ RICHARD D. MURDOCK
                                    ------------------------------------------
                                    Richard D. Murdock, President

                           CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                   * * * * *

     Kyphon Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,


     DOES HEREBY CERTIFY:


     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation:


     RESOLVED, that the Amended and Restated Certificate of Incorporation of December 13, 1999 be amended by changing Section C, Point IV to read in its entirety as follows:

          "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 66,438,116 shares. 40,000,000 shares shall be Common Stock with a par value of $0.001 per share. 26,438,116 shares shall be Preferred Stock with a par value of $0.001 per share. 3,065,000 shares of Preferred Stock are hereby designated "Series A Preferred Stock," 3,466,872 shares of Preferred Stock are hereby designated "Series B Preferred Stock," 4,772,654 shares of Preferred Stock are hereby designated "Series C Preferred Stock," 6,633,590 shares of Preferred Stock are hereby designated "Series D Preferred Stock," and 8,500,000 shares of Preferred Stock are hereby designated "Series E Preferred Stock.""


     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.


          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.



           [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its duly authorized representative, Richard D. Murdock, its President, this _____ day of January, 2000.


                                    KYPHON INC.

                                    /s/ RICHARD D. MURDOCK
                                    ------------------------------------------
                                    Richard D. Murdock, President